Exhibit 99.1

Idera Pharmaceuticals Appoints James Geraghty as Chairman of the Board of Directors

-Former Genzyme and Sanofi Senior Executive Brings Development and Commercialization Experience-

Cambridge, MA, July 10, 2013 – Idera Pharmaceuticals, Inc. (NASDAQ: IDRA) today announced the appointment of James Geraghty to serve as a member of the Board of Directors and also as its Chairman. Mr. Geraghty has held a wide range of leadership positions during a 20-year career at Genzyme Corporation, including substantial experience overseeing product development, commercial launches, and strategic transactions. Mr. Geraghty also served as a Senior Vice President of Sanofi SA following its acquisition of Genzyme, and recently took on a role as an Entrepreneur-in-Residence at Third Rock Ventures.

“It is my great pleasure to welcome Jim to Idera at this transformative period. We believe that the recently announced results of our clinical trials with Toll-like Receptor (TLR) antagonist drug candidates provide proof-of-concept for TLR antagonism as a novel approach to the treatment of psoriasis and potentially other autoimmune and inflammatory diseases,” said Dr. Sudhir Agrawal, Chief Executive Officer of Idera. “I believe that the addition of Jim and his extensive experience comes at an ideal moment, and we look forward to his guidance and contributions as we advance our programs toward later stage development.”

“Idera has established a clear leadership position in TLR research, and has generated very promising development candidates. I believe these candidates are poised to make important contributions to patients with serious diseases, and look forward to working with the entire Idera team to bring these TLR candidates through clinical development and to market,” said Mr. James Geraghty.

James Geraghty is a life sciences industry leader. Currently an Entrepreneur-in-Residence at Third Rock Ventures, Jim served as Senior Vice President, North America Strategy and Business Development at Sanofi, where he was a member of the Office of the CEO. Prior to Sanofi’s acquisition Jim spent 20 years at Genzyme Corporation, most recently as Senior Vice President, and helped Genzyme introduce rare disease therapies around the world. His roles included President of Genzyme Europe, where he oversaw several new product launches, and General Manager of Genzyme’s cardiovascular business, where he guided the development of a recently approved antisense product. He also led strategic transactions that brought important new products into Genzyme, as well as divestitures valued at over $1 billion. He was previously Chairman, President and CEO of Genzyme Transgenics Corporation (later GTC Biotherapeutics), which he founded and took public. Jim served as co-chair of the executive committee for BIO 2007, was for a number of years a member of the board of Bluebird Bio, and continues to serve on the board of Bio Ventures for Global Health (BVGH). A graduate of the Yale Law School, he has published articles in the Yale Law Journal, Health Affairs and elsewhere. He holds an MS from the University of Pennsylvania and a BA from Georgetown University.

About TLRs and Idera’s Pipeline

Toll-like Receptors (TLRs) play a key role in immunity and inflammation. Using a chemistry-based approach, Idera has created compounds targeted to endosomal TLRs 3, 7, 8, and 9. In autoimmune diseases, immune complexes containing host DNA/RNA activate TLRs 7, 8, and 9, which induce multiple cytokines that further exacerbate the disease. Inhibition of these TLRs is a novel approach for the potential treatment of autoimmune diseases. IMO-8400 is an antagonist of TLRs 7, 8, and 9, and has shown therapeutic activity in preclinical models of psoriasis, lupus, and arthritis. Our proof-of-concept Phase 2 trial of TLR antagonism in patients with psoriasis using a TLR7 and 9 antagonist, IMO-3100, showed PASI score improvements which correlated with significant improvement in psoriasis disease associated gene profile, including downregulation of the IL-17 pathway.

About Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals applies its proprietary Toll-like receptor (TLR) drug discovery platform to create immunomodulatory drug candidates and is conducting clinical development in autoimmune and inflammatory diseases. Additionally, Idera has a collaboration with Merck & Co. for the use of TLR-targeted candidates as vaccine adjuvants. For more information, visit http://www.iderapharma.com.

Idera Forward Looking Statements

This press release contains forward-looking statements concerning Idera Pharmaceuticals, Inc. that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated by such forward-looking statements, including whether Idera’s cash resources will be sufficient to fund the Company’s continuing operations and the further development of the Company’s autoimmune disease program including future clinical trials of IMO-8400; whether results obtained in preclinical studies and early clinical trials will be indicative of results obtained in future clinical trials; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the Company’s collaboration with Merck & Co, Inc., will be successful; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.

Contact:

Idera Pharmaceuticals, Inc.

Lou Arcudi, 617-679-5517

larcudi@iderapharma.com